Exhibit 16

PricewaterhouseCoopers LLP
One Post Office Square
Boston MA 02109-2176
Telephone (617) 530 5000
Facsimile (617) 530 5001

August 26, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by deCODE genetics, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K report dated August 19, 2004.  We agree with the statements concerning our Firm in such Form 8-K, except as noted in the paragraph immediately below.

PricewaterhouseCoopers LLP makes no comment whatsoever regarding the following items:

(i)	The current condition of any reportable conditions in internal controls or with regard to the implementation of procedures of any kind to mitigate such reportable conditions.
(ii)	The disclosure indicating that the resignation of PwC was neither approved nor recommended by deCODE's Audit Committee.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP